EXHIBIT 10.1

EXHIBIT NUMBER 10.1

AMENDED AGREEMENT FOR THE PURCHASE OF STOCK

THIS AMENDED STOCK PURCHASE AGREEMENT, (this “Agreement”) made this 5th day of October, 2015 by:

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Ray Newton (the “Seller’s Agent”) representing Canadian Sandtech Inc., an Alberta corporation, with a principal address of Box 5, Site 16, LCD#8, Calgary, Alberta T2J 2T9 (“CSI”). CSI owns a number of land leases which encompass approximately 33,000 acres in Saskatchewan through its wholly owned subsidiary company, North American Frac Sand (CA) Ltd., an Alberta Corporation (the “Target”), and

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North America Frac Sand, Inc. , a Florida corporation, with a principal address of Suite 917, 1811 – 4th Street SW, Calgary, AB T2S 1W2 (the “Purchaser”) setting forth the terms and conditions upon which the Seller’s Agent will sell one hundred per cent (100%) of the issued and outstanding shares of the Target (the “Stock”) in exchange for Thirty-seven million eight hundred thousand shares (37,800,000) shares of Common Stock of the Purchaser;

WHEREAS, the Seller’s Agent and North America Frac Sand, Inc. (formerly known as Xterra Building Systems has previously entered into an Agreement for the Purchase of Stock dated July 10, 2015 attached; the Seller’s Agent and North America Frac Sand, Inc. desire to amend the Agreement for the Purchase of Stock.

THE PARTIES HERETO AGREE TO AMEND THE AGREEMENT FOR THE PURCHASE OF STOCK AS FOLLOWS:

Currently Section 3.01 reads as follows: Closing for the Purchase of Common Stock. The Closing (the “Closing”) of this transaction for the Stock of Common Stock being purchased will occur when all of the documents and consideration described in Paragraphs 2.10 above and in 3.02 below, have been delivered or other arrangements have been made and agreed to by the Parties. It is understood that the Audit of Target will take time, but can take no longer than ninety-five (95) days from the date of this Agreement. If the Closing does not occur on or before October 15th, 2015, then either party may terminate this Agreement upon written notice.

IT IS AGREED THAT Section 3.01 be amended as follows: Closing for the Purchase of Common Stock. The Closing (the “Closing”) of this transaction for the Stock of Common Stock being purchased will occur when all of the documents and consideration described in Paragraphs 2.10 above and in 3.02 below, have been delivered or other arrangements have been made and agreed to by the Parties. It is understood that the Audit of Target will take time, but can take no longer than one hundred and forty (140) days from the date of this Agreement. If the Closing does not occur on or before November 30th, 2015, then either party may terminate this Agreement upon written notice.

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In witness whereof, this Amendment to the Agreement has been duly executed by the Parties hereto as of the date first written above.

SELLER’S AGENT:

By:	/s/ Ray Newton
Ray Newton, Secretary Treasurer
Canadian Sandtech Inc.

PURCHASER:

By:	/s/ David Alexander
David Alexander, President
North America Frac Sand, Inc.

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SCHEDULE A

AGREEMENT FOR THE PURCHASE OF STOCK between Ray Newton representing Canadian Sandtech Inc. as Seller’s Agent and Xterra Building Systems, Inc. (the “Purchaser”) dated July 10, 2015.

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